Exhibit T3A.6

Secretary of State P.O. Box 13697 Austin, TX 78711-3697 FAX: 512/463-5709 Filing Fee: $300	Certificate of Formation Limited Liability Company	Filed in the Office of the Secretary of State of Texas Filing #: 804841881 12/14/2022 Document #: 1205996200002 Image Generated Electronically for Web Filing

Article 1 - Entity Name and Type

The filing entity being formed is a limited liability company. The name of the entity is:

Core Scientific Mining LLC

Article 2 - Registered Agent and Registered Office

☒ A. The initial registered agent is an organization (cannot be company named above) by the name of:

Registered Agent Solutions, Inc. OR

☐ B. The initial registered agent is an individual resident of the state whose name is set forth below:

C. The business address of the registered agent and the registered office address is:

Street Address: 5301 Southwest Parkway Suite 400 Austin TX 78735

Consent of Registered Agent

☐ A. A copy of the consent of registered agent is attached. OR

☒ B. The consent of the registered agent is maintained by the entity.

Article 3 - Governing Authority

☐ A. The limited liability company is to be managed by managers. OR

☒ B. The limited liability company will not have managers. Management of the company is reserved to the members. The names and addresses of the governing persons are set forth below:

Managing Member 1: (Business Name) Core Scientific, Inc.

Address: 210 Barton Springs Rd. Suite 300 Austin TX, USA 78704

Article 4 - Purpose

The purpose for which the company is organized is for the transaction of any and all lawful business for which limited liability companies may be organized under the Texas Business Organizations Code.

Supplemental Provisions I Information

[The attached addendum, if any, is incorporated herein by reference.]
Initial Mailing Address

Address to be used by the Comptroller of Public Accounts for purposes of sending tax information.

The initial mailing address of the filing entity is: 210 Barton Springs Road Suite 300 Austin, TX 78704 USA

Organizer

The name and address of the organizer are set forth below.

Katharine Hall	c/o Core Scientific, Inc., 210 Barton Springs Road, Suite 300, Austin, TX 78704

Effectiveness of Filing

☒ A. This document becomes effective when the document is filed by the secretary of state.

OR

☐ B. This document becomes effective at a later date, which is not more than ninety (90) days from the date of its signing. The delayed effective date is:

Execution

The undersigned affirms that the person designated as registered agent has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Katharine Hall

Signature of Organizer

FILING OFFICE COPY